Exhibit 10.47

[Letterhead of The Coca-Cola Company]
COCA-COLA PLAZA
ATLANTA, GEORGIA

December 16, 2014

Marcos de Quinto Romero
Madrid, Spain

Dear Marcos,

We are delighted to confirm your new position as Chief Marketing Officer, job grade 22, with an effective date in January 2015 upon your relocation to Atlanta. You will report to me. The information contained in this letter provides details of your new position.

•	Your employment relationship with Compañía de Servicios de Bebidas Refrescantes, S.L. will end effective December 31, 2014.

•	You will become an employee of The Coca-Cola Company.

•	Your principal place of employment will be Atlanta, Georgia.

•	Your initial annual base salary for your new position will be $750,000, effective January 1, 2015.

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You will be eligible to participate in the annual Performance Incentive Plan. The target annual incentive for a job grade 22 is 125% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  The plan may be modified from time to time.

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You will be eligible to participate in The Coca-Cola Company’s Long-term Incentive program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive long-term incentive awards within guidelines for the job grade assigned to your position and based upon Company performance and leadership potential to add value to the Company in the future. As a discretionary program, the award timing, frequency, size and distribution between award vehicles are variable.

Marcos de Quinto
December 16, 2014

•	We are pleased to offer you a special, additional expatriate allowance of $300,000 per year, subject to applicable taxes. This allowance is in addition to the standard expatriate allowance provided.

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We will make an annual contribution to the Mobile Employee Retirement Plan (MERP) of 15.5% of your base salary and annual incentive award to replace the benefit you would have accrued annually under the Spanish Pension Plan.

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We will make a special one-time discretionary contribution to the MERP of $1,000,000 due to the forfeiture of the certain amounts from a Spanish Pension Plan. The contribution will be governed solely by the terms of the MERP.

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The Compensation Committee of the Board of Directors have approved a special one-time restricted stock unit grant for an estimated value of $2,500,000. The restrictions will lapse and the award will be released to you on March 1, 2016, contingent on your continued employment. The award will be governed solely by the terms of the Company’s 2008 Equity Plan and the Agreement that will be provided to you at the time the award is made. The actual number of units awarded will be determined using the target value and the closing price of The Coca-Cola Company’s common stock on the date of the grant.

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We will also provide you a one-time, lump sum payment of $75,000, subject to applicable taxes, to defray the cost of your personal contributions, should you so elect, to the Spanish Social Security over a three-year period.

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You will continue to be eligible for payment of the 2014 Annual Incentive, based on business performance. You will also continue to be eligible for the remaining Bottler Consolidation bonus that vests on December 31, 2014 and is payable in August 2015, subject to performance criteria being achieved, on the same terms and conditions as had you remained in Spain.

•	You will continue to be provided with security services for your residence, with security as determined necessary by local security personnel.

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You are expected to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to at least four times your base salary. Because this represents an increase from your prior target level, you will have an additional two years, or until December 31, 2016, to meet this requirement. You will be asked to provide information in December of each year on your progress toward your ownership goal and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

Marcos de Quinto
December 16, 2014

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You will be eligible for the Company’s Financial Planning and Counseling program, which provides reimbursement of certain financial planning and counseling services, up to $10,000 annually, subject to taxes and withholding.

•	You will be eligible for the Emory Executive Health benefit, which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•	You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, effective immediately (enclosed).

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As a mobile assignee, you will participate in the Global Mobility Policy and be provided the standard benefits of that program. The duration and type of assignment are contingent upon the business needs of the Company provided suitable performance standards are maintained. The Code of Business Conduct, Confidentiality Agreements, or any other document related to knowledge you acquire of Company business or conducting business remain in effect during international assignments.

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You have agreed and will confirm in writing that you have, as a condition of your employment with the Company, voluntarily waived any right that you would otherwise have to participate in The Coca-Cola Company Severance Pay Plan, as amended and restated effective January 1, 2012, or any successor to that plan. Such waiver of the severance benefit does not constitute the waiver of a right to any other United States plan benefit or International Service Program benefit to which you may be entitled under the terms of those plans or programs.

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During the period of January 2015 and December 31, 2016, your employment with the Company shall not be terminated except for Cause. Thereafter, your employment with the Company will at all times remain at-will employment that can be terminated at any time by you or the Company with or without Cause. “Cause” for this purpose means any conduct that constitutes a violation of the Company’s Code of Business Conduct or any other policy of the Company or an Affiliate, gross misconduct, or personal behavior that may adversely affect the goodwill of the Company or its brands, all as determined by the Company’s Board of Directors.

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If you are involuntarily separated by the Company for reasons other than Cause (as defined in the previous paragraph), you will receive a lump sum payment equal to two times the amount of your base salary at the time of separation that exceeds $750,000. For example, if your base salary is $800,000 at the time of your involuntary separation, you will receive a lump sum payment of $100,000. Such payment will be made within ten business days from the date of your separation of service and will be governed solely by the terms of a deferred cash agreement that will be provided to you at the commencement of your employment.

Marcos de Quinto
December 16, 2014

Marcos, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey toward the 2020 Vision.

Sincerely,

/s/ MUHTAR KENT

Muhtar Kent

c:    Ceree Eberly
Gloria Bowden
Executive Compensation
GBS Executive Services

Enclosure:     Agreement on Confidentiality, Non-Competition, and Non-Solicitation